Exhibit 99.3

CME and CBOT Merger Announcement Prepared Remarks

October 17, 2006

Debbie Koopman

Thank you for joining us today on what was originally scheduled to be CBOT’s third quarter earnings conference call. As you know, CME and CBOT today announced that they have signed a definitive agreement to merge the two organizations to create the world’s most diverse global derivatives exchange. Due to this announcement, today’s conference call will focus on the merger agreement. In lieu of an earnings conference call, CBOT has posted a written overview of its third quarter earnings review on its website. Please go to CBOT’s investor relation’s section of its web site at CBOT.com to access this document.

Before I turn the call over to John Peschier, I’d like to quickly review the highlights of CBOT’s third quarter results. In the third quarter, CBOT once again achieved record results. Third quarter revenue increased 45 percent to $163.0 million compared to last year’s third quarter. Net income for the quarter was $48.8 million, more than double last year’s comparable quarter. The operating margin for the quarter expanded by 20 percentage points to 49.6 percent. These record-setting results were driven by a 21 percent increase in trading volume, growth of 23 percent in the average rate per contract and tight cost controls.

John Peschier

Thank you for joining us today to discuss this historic merger agreement between CME and CBOT. To obtain a copy of our release and accompanying slides for this call, please go to either the CME or CBOT web sites under Investor Relations. This morning we will walk you through the details related to the merger announcement, and then we will open up the call for your questions. We ask that you focus your questions on the merger agreement; CME will be releasing earnings on its previously scheduled date, next Tuesday, Oct. 24th.

Before I turn this over to Terry Duffy, Chairman of CME, I’ll read the safe harbor language. Statements made on this call that are not historical facts are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. More detailed information about factors that may affect our performance may be found in our press release for the merger and our filings by the CME and the CBOT with the SEC, which are available on our respective Web sites. Additional information about this transaction will be available on cme.com and cbot.com.

Now, I would like to turn the call over to Terry.

Terry Duffy

Thank you for joining us this morning. With me today are Charlie Carey, the Chairman of the Chicago Board of Trade, Craig Donohue, CME’s Chief Executive Officer, Bernie Dan, the President and CEO of CBOT, Jamie Parisi, CME’s Chief Financial Officer, and Glen Johnson, the CFO of the Chicago Board of Trade.

I have a tremendous amount of respect for our colleagues from CBOT, each of whom I have known for many years. While our companies’ individual accomplishments have been impressive, we are here today to say that there is much more we can accomplish together.

Our institutions each have distinguished histories and colorful traditions, with CBOT founded in 1848 and CME founded in 1898. In 2003, we formed a partnership to begin clearing the CBOT business, offering tremendous efficiencies to our customers. Now, a full merger is a natural extension of that strong partnership, allowing us to enhance the efficiencies and opportunities available to derivatives industry participants worldwide. We expect to build on our proven track records of growth and innovation.

The idea to merge these two great companies has been contemplated for decades. We have each spent the past several years leading our organizations through dramatic and successful transformations of our business models. While there has been much speculation about a merger of our two companies, they say that timing is everything. I know everyone here with me is delighted to say - the time is now.

Let’s turn to Slide number 3. This historic transaction will establish the world’s premier derivatives exchange, which is expected to provide significant value to our companies’ customers and shareholders. We are all aware that the global derivatives industry has grown increasingly competitive. Exchanges, intermediaries, and even end users are consolidating, and over-the-counter and unregulated entities are constantly evolving. With the merger of CME and CBOT, we will be better positioned to compete in this space on a global basis.

This transaction unifies each company’s worldwide efforts into a cohesive strategy, allowing us to be even more nimble and competitive in meeting the needs of our global customers. Combined, the new organization would be ideally positioned to serve its global customer base anytime, any place.

This deal is financially compelling. Our combined company will have significant operating leverage, which is a hallmark of each of our companies now. We have identified more than $125 million of potential annual cost savings, which Craig will discuss in a moment. In addition, the two companies together have greater potential revenue opportunities.

Turning to slide 4, you can see the details of the transaction. The transaction is structured as a merger in which CBOT stockholders will receive shares of CME common stock or they can elect cash up to a total of $3 billion. On an all stock basis, CME and CBOT shareholders will hold approximately 69% and 31% of the combined company, respectively. Currently, this would value the combined company at $25 billion.

As for the board structure, CME’s board currently consists of 20 members, while CBOT has 17 board members. The combined board count will total 29 members when the transaction closes, with 20 board members from the original CME side and 9 from CBOT. There will be no changes to the core trading rights that are currently in place for our respective members.

We are all very excited about this tremendous combination here at CME.

With that, I would now like to turn this over to my good friend and respected colleague, Charlie Carey, to say a few words.

Charlie Carey

This is a landmark transaction for our companies, our industry, and our city. Since CBOT began offering the world’s first agricultural futures contracts in 1848, we have been at the forefront of derivatives trading. By combining our leading institutions, we will continue to transform our industry, creating tremendous value for our shareholders. As a single entity, we would be the world’s premier derivatives exchange in terms of product breadth, global reach and market capitalization.

We carefully considered multiple avenues for long-term growth in our business, and we believe this combination unlocks the greatest value for our shareholders. The key to this merger is the mutual respect we have for one another’s accomplishments and our shared vision for the future. Both companies have come a long way over the last 5 years, and we are looking forward to achieving considerable success together.

I’ll now turn this over to Craig Donohue who will walk you through some of the details of the announcement.

Craig Donohue

Thank you, Charlie. It is an honor to be here with our colleagues from CBOT and to have the opportunity to discuss the benefits of this combination for our shareholders, as outlined on slide 5. The combined company, to be named CME Group, is expected to lead the transformation of the global derivatives marketplace and create operational and cost efficiencies for market users. We will go through each benefit in more detail.

First, based on our current share prices, as a combined company our market capitalization would exceed $25 billion, the largest market capitalization among global exchanges. We are focused primarily on derivatives, the fastest growing and most profitable market sector in the exchange space.

Turning to slide 7 - We will be able to leverage each company’s distinct product lines for the benefit of customers around the world. We will also continue to extend our broad global distribution and customer reach, particularly in Europe and Asia where we already have a significant presence and where we see excellent growth potential.

Customers will enjoy unparalleled access to innovative futures and options products in every major asset class. This includes the U.S. dollar-denominated interest rate yield curve with Eurodollars and Treasuries, as well as equities, including the S&P 500, NASDAQ 100, Russell 2000, and Dow Jones Industrial Average, along with foreign exchange, agricultural, energy, metals and alternative products like weather and real estate. In addition to the product diversity, we also would have compelling market data offerings for our customers.

On slide 8, you can see the combined company would have the highest futures trading volume globally. In our business, building deep, liquid, well-regulated markets is the critical function of an exchange, and this is an area where CME and CBOT excel. The total combined volume currently approaches 9 million contracts per day, with underlying notional value exceeding $4.2 trillion per day. This includes three of the four most actively traded futures contracts in the world – CME Eurodollar futures and E-mini S&P 500 Index futures, and CBOT 10-year Treasury Note futures.

There are significant customer benefits, which you can see on Slide 9. First, they will be able to access distinct products and services as well as innovative new product offerings on the CME Globex platform. Many of our users are focused on reducing their operating costs, and our consolidated trading floor and systems will help them with that goal. Our systems would also provide users with cutting edge functionality. Lastly, there would be seamless continuation of the current clearing arrangement, which secures the existing margin benefits that we know have been so valuable.

If you turn to the next slide, you will see that CME and CBOT together have a history of successful integration and execution. When we launched our historic clearing agreement, we provided significant capital and back-office efficiency for our customers. We exceeded both our original deadline and our financial guidance. More important, CBOT and CME worked hand in hand during the process. Solid execution is something for which we are recognized, and we expect that to continue.

Due to our similar business models, processes and structure, we expect significant cost savings from this transaction, which you can see on Slide 11. We expect annual expense savings of more than $125 million in year 2 following the close. The bulk of the synergies result from reducing technology and administrative costs, and creating more efficient trading floor operations. We would have a single trading platform, and a single trading location. We will eventually move CBOT’s electronic products onto CME Globex®. CME’s trading floor operations would migrate to CBOT’s facilities, and we would thoroughly review our joint real estate needs to reduce overall expenses.

We would also be well-positioned to generate incremental revenue, which you can see on slide 12.

We would have a greater ability to cross-sell our entire suite of products on a global basis. For example, we could reach out to CBOT’s customers in Asia, who are active in Treasury and grain futures, and introduce the CME financial products. We expect to build on CBOT’s success electronifying their agricultural business to accelerate the CME electronic commodity volume.

We also expect this to enhance our new product delivery. With extensive products along the U.S. dollar-denominated interest rate yield curve, we intend to explore opportunities to innovate products in this area that would provide more efficiency for users. We also will have the ability to create unique spreads with CBOT agricultural products and CME’s livestock and weather offerings. Additionally, we believe this transaction better positions our combined company to market new credit-related products.

Our strategy also includes improving our capabilities to expand in over the counter markets. This would increase the number of eligible products for Clearing 360 and the potential to combine Swapstream, which is focused on the long-dated, European-denominated interest rate swaps market, with CME and CBOT interest-rate products.

Finally, a CBOT/CME combination would increase incremental revenue opportunity through a stronger international presence. Our benchmark products have global appeal. As stand-alone entities, CBOT and CME have devoted significant resources to generating business outside the U.S. Our outreach efforts also include establishing telecommunications hubs in Europe and Asia; building relationships with foreign exchanges, governmental agencies and license providers; and launching new products that are relevant to users in those time zones. Unifying our international efforts will provide both cost synergies and increased opportunities for growth.

To be clear, our cost savings are driving the economics of this transaction, and we have not included potential revenue synergies in our analysis.

This next slide shows selected financial data for CME, along with a pro forma comparison of the last 12 months financial results based on an all-stock transaction.

The first column shows CME on a stand-alone basis. The second column shows a pro forma comparison based on combining the companies. The third column includes the expected annual cost savings. You can see the operating income grows from approximately $600 million with CME stand alone, to more than $900 million combined. The increase in the operating margin shows the tremendous financial leverage in our model.

If CBOT shareholders elect to receive cash consideration up to the maximum of $3 billion, we would likely issue between $1.5 and $2 billion in debt. At this level, with a strong credit profile, we would expect to have a high investment grade debt rating.

Based on our analysis this transaction is expected to become accretive to earnings in 12 to 18 months after the closing, driven by cost savings.

We are very excited to announce this historic transaction, which we believe will create tremendous value for our shareholders and our customers. Now, I would like to turn the call over to Bernie Dan.

Bernie Dan

Thank you, Craig.

As Charlie stated, this is a landmark agreement for our companies. I am proud to be here today representing CBOT, a company that has a rich history of embracing change – rising to the challenge of successfully transforming the company and accomplishing a dramatic financial turnaround during the past five years. I firmly believe that our merger with CME lays the foundation for continued growth of the combined company, creating strong opportunity for shareholders and customers. I look forward to working with CME to achieve a smooth transition and merger of these two vibrant and respected companies and to serving in my new role as Special Advisor to the combined company.

As I stated earlier, over the last few years, we have dramatically enhanced our business model. As you can see from slide 14, the CBOT compounded annual volume growth has been 25% from 2001 to 2006. We have seen growth in all of our main product groups – agricultural, interest rate, metals and equity index products.

CBOT’s strategy has been focused on several opportunities. They include product development, as well as new capabilities and functionality to drive trading volume, global expansion and strategic alliances. Our fundamental goal is to provide products and services that meet customer demand and serve an economic need while creating opportunities to further diversify our business.

CBOT’s recent strategic growth initiatives include:

•	introducing electronic trading of our agricultural products during daytime trading hours;

•	launching our new joint venture, JADE, which offers Asian-based commodities;

•	enhancing the unique value proposition of our Metals complex and;

•	building liquidity in existing products, such as our Swaps contracts.

As you can see from the next slide, we have achieved significant operating leverage over the last 5 years. We continue to build on our past performance, posting record operating margins for the third quarter of 49.6 percent. The main driver of this margin expansion is volume growth, and CME has a graph with a similar trajectory. This operating leverage will be enhanced with this transaction.

As we move forward, we will focus on accelerating the positive momentum of our businesses. We are committed to working with CME’s leadership to complete this transaction and unlock the tremendous potential we believe our combined company will deliver to customers and shareholders. With that, I’d like to turn the call back over to Craig.

Craig Donohue

Thank you, Bernie.

Before we open this call up to your questions, I want to discuss the roadmap to completion, which you can see on slide 15.

We will file an S-4 with the SEC. At the appropriate time, CBOT and CME will conduct shareholder meetings, and the CBOT will also hold a meeting of its members, and meanwhile we will be pursuing the regulatory approvals I mentioned earlier.

Over the next few months, we will build our combined leadership team. We firmly believe we will have the most talented and experienced team in the exchange sector, which will be an important differentiator for our company going forward.

Lastly, over the last few years we have answered many of your questions regarding what kind of transaction makes sense for CME and how we will use our cash. We have consistently responded that our primary targets are derivatives exchanges that would potentially provide cost synergies, extend our product offering, and build on our global business. We expect this transaction to deliver on these objectives for the benefit of our shareholders.

IMPORTANT MERGER INFORMATION

In connection with the proposed merger of CBOT Holdings, Inc. (“CBOT”) and Chicago Mercantile Exchange Holdings Inc. (“CME”), the parties intend to file relevant materials with the Securities Exchange Commission (“SEC”), including a joint proxy statement/prospectus regarding the proposed transaction. Such documents, however, are not currently available. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about CBOT and CME without charge, at the SEC’s website (http://www.sec.gov) once such documents are filed with the SEC. Copies of the joint proxy statement/prospectus can also be obtained, without charge, once they are filed with the SEC, by directing a request to CBOT Holdings, Inc., Attention: Investor Relations, at 141 West Jackson, Chicago, Illinois 60604 or calling (312) 435-3500.

CBOT, CME and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from CBOT shareholders in respect of the proposed transaction. Information regarding CBOT directors and executive officers is available in

CBOT’s proxy statement for its 2006 annual meeting of stockholders, dated March 29, 2006. Additional information regarding the interests of such potential participants will be included in the joint proxy statement/prospectus and the other relevant documents filed with the SEC when they become available. This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

FORWARD-LOOKING STATEMENTS

Certain statements in this document and its attachments may contain forward-looking information regarding CBOT, CME and the combined company after the completion of the merger that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, the benefits of the business combination transaction involving CBOT and CME including future financial and operating results, the new company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the management of CBOT and CME and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain governmental approvals of the transaction on the proposed terms and schedule; the failure of CBOT shareholders or CME shareholders to approve the transaction; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending, third-party relationships and revenues; social and political conditions such as war, political unrest or terrorism; general economic conditions and normal business uncertainty. Additional risks and factors are identified in CBOT’s filings with the SEC, including its Report on Form 10-K for the fiscal year ending December 31, 2005 which is available on CBOT’s website at http://www.cbot.com.

You should not place undue reliance on forward-looking statements, which speak only as of the date of this document. Except for any obligation to disclose material information under the Federal securities laws, CBOT undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this document.